Exhibit 10.7.1

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made effective as of March 1, 2013, is entered into by Intercept Pharmaceuticals, Inc. (the “Company”) and Daniel Regan (“Executive”).

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company.

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Agreement, the parties agree as follows:

1.           Term of Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on March 4, 2013 (the “Commencement Date”) and ending on March 4, 2014, unless sooner terminated in accordance with the provisions of Section 4 (such period, the “Initial Term”); provided, however, that on each anniversary of the Commencement Date, the term of employment under this Agreement shall be automatically extended for an additional one-year period (each such period, a “Subsequent Period”) unless terminated sooner pursuant to Section 4 or if, at least thirty (30) days prior to the applicable anniversary date, either Executive or the Company provides written notice to the other party electing not to extend. The Initial Term together with each Subsequent Term, if any, are referred to hereinafter as the “Agreement Term.”

2.           Title; Capacity. During the Agreement Term, the Company will employ Executive as its Chief Commercial Officer to perform the duties and responsibilities inherent in such position (which shall initially include, without limitation, those set forth in Schedule 1 to this Agreement) and such other duties and responsibilities as the Chief Executive Officer of the Company (the “CEO”) shall from time to time reasonably assign to Executive. Within forty-five (45) days of the Commencement Date, and on an annual basis thereafter, the Company’s Board of Directors (the “Board”), in consultation with Executive and the CEO, will set reasonably attainable, specific goals pursuant to the Operating Plan of the Company as in effect from time to time. Executive shall report directly to the CEO and shall be subject to the supervision of, and shall have such authority as is delegated to Executive by, the CEO, which authority shall be sufficient to perform his duties hereunder. Executive will work out of the Company’s office in New York. Executive hereby accepts such employment and agrees to undertake the duties and responsibilities set out in Schedule 1. Executive shall devote his full business time, energies and attention in the performance of the foregoing services.

3.           Compensation and Benefits.

3.1          Salary. The Company shall pay Executive an initial annualized base salary of $350,000, payable in accordance with the Company’s regular payroll practices. Such base salary shall be subject to annual review and increase (but not decrease) as may be determined and approved by the Board or the Company’s Compensation Committee in its sole discretion. Such annual review will be completed by March 15 in each year beginning with March 15, 2014.

3.2          Bonuses. At the end of a given fiscal year, Executive will be eligible to receive a bonus equal to up to 40% of his base salary in effect at the end of such fiscal year. The amount of any such bonus shall be based on factors including, but not limited to, Executive’s achievement, as determined by the Board or the Company’s Compensation Committee in its sole discretion, of reasonable goals and milestones established in advance by the Board or the Company’s Compensation Committee in consultation with the CEO and Executive. The period for calculation of the bonus shall be consistent with the Company’s fiscal year. The goals and milestones will be communicated to Executive within forty-five (45) days of the start of the new fiscal year, or in the case of the 2013 fiscal year, within forty-five (45) days of the Commencement Date. Such bonus, if any, will be paid to Executive on or after January 1 and in any case no later than March 15 of the immediately succeeding fiscal year. The bonus shall be paid in cash; provided that, if requested by Executive and if approved by the Board or the Company’s Compensation Committee in its sole discretion, some or all of the bonus for which Executive may be eligible in that future year may be paid in options or restricted stock (valued at the fair market value thereof), or any combination of the foregoing. For the period beginning on the Commencement Date and ending on the last day of the 2013 fiscal year, Executive shall be eligible to receive a prorated bonus (calculated as the annual bonus that would have been paid for the entire 2013 fiscal year multiplied by a fraction the numerator of which is equal to the number of days Executive worked in the applicable fiscal year and the denominator of which is equal to the total number of days in such year).

3.3          Stock Options.

(a)          On the Commencement Date, the Company shall award Executive a stock option under its 2012 Equity Incentive Plan (the “2012 Plan”) to purchase 130,000 shares of the Company’s common stock at a per share exercise price equal to the closing price of the common stock on such date (the “Option”), such price being the fair market value of one share of the Company’s common stock on the date thereof. The Option will be evidenced in writing by a stock option agreement provided by the Company, which agreement will specify vesting over four (4) years and exercise of vested options for up to ten (10) years, subject to Section 3.3(b) hereof and the 2012 Plan.

(b)           The Option shall vest as follows: (i) one-quarter of the Option (i.e. 32,500 shares) will vest on the first anniversary of the Commencement Date; and (ii) the remaining balance of the 97,500 shares will vest in equal quarterly installments in arrears over the three (3) year period commencing on the first anniversary of the Commencement Date and ending on the fourth anniversary of the Commencement Date, all subject to Executive’s continued employment by the Company and the 2012 Plan, except as otherwise set forth herein.

(c)          At the sole discretion of the Board or the Company’s Compensation Committee, additional stock options or other stock awards may be granted to Executive from time to time.

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3.4           Fringe Benefits. Executive shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its executives and/or employees from time to time, including, but not limited to, health care plans, dental care plans, supplemental retirement plans, life insurance plans, disability insurance plans and incentive compensation plans, to the extent that Executive is eligible under, and subject to the terms and conditions of, the applicable plan documents governing such programs. The Company shall pay 100% of the premium cost for health insurance coverage for Executive, and 90% of the additional cost of coverage for his spouse and children, provided that his spouse and dependents are not covered by an equivalent health insurance plan provided by his spouse’s employer. Executive shall be eligible to accrue up to four (4) weeks of paid vacation each calendar year (to be taken at such times and in such number of days as Executive shall determine in consultation with the CEO and in a manner so as not to impair or otherwise interfere with Executive’s ability to perform his duties and responsibilities hereunder). The vacation days for which Executive is eligible shall accrue at the rate of 1.67 days per month that Executive is employed during such calendar year. Vacation accrual will be capped at 1.75 times Executive’s annual vacation accrual. When Executive’s accrued vacation reaches the cap, Executive will not accrue additional vacation time until some of the previously accrued vacation is used and the accrued amount falls below the cap, unless the Company is acquired by another business venture, in which case none of the previous year’s accrued vacation will be subject to a cap. Executive shall also be eligible for paid holidays and up to five (5) paid sick days annually, in accordance with the Company’s policies for its senior executives as in effect from time to time. At the end of each calendar year, all unused sick days shall be forfeited.

3.5           Relocation. The Company shall provide reimbursement to Executive for reasonable and documented expenses, less all applicable withholdings and deductions required by law, relating to (a) Executive’s relocation from Boston, Massachusetts to a residence within a reasonable daily commute from New York City and (b) Executive commuting from his home in Massachusetts to New York prior to the date he relocates to the New York City area (collectively, “Relocation Assistance”). The Relocation Assistance is conditioned on Executive’s relocation to the New York City area in 2013. The Company will reimburse Executive for authorized and documented eligible relocation expenses as soon as commercially practicable following the date on which Executive provides documentation of the expense which is reasonably acceptable to the Company, but in any event no later than 60 days following the date on which Executive submits all necessary documentation relating to such expense.

3.6           Reimbursement of Expenses. The Company shall reimburse Executive for reasonable travel, entertainment and other expenses incurred or paid by Executive in connection with, or related to the performance of his duties, responsibilities or services under this Agreement, upon presentation by Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request. Executive must submit proper documentation for each such expense within sixty (60) days after the later of (i) his incurrence of such expense or (ii) his receipt of the invoice for such expense. The Company will reimburse Executive for that expense within thirty (30) days after receipt of the documentation.

3.7           Withholdings. Payments made under this Section 3 shall be subject to applicable federal, state and local taxes and withholdings, if any.

4.          Termination of Employment Period. The Agreement Term shall terminate upon the occurrence of any of the following:

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4.1          Expiration of the Agreement Term. This Agreement shall expire at the end of the Agreement Term; provided, that notice is given in accordance with Section 1 of this Agreement.

4.2          Termination by the Company for Cause. At the election of the Company, for Cause (as defined below), immediately following written notice by the Company to Executive, which notice shall identify in reasonable detail the Cause upon which termination is based. For the purposes of this Agreement, “Cause” for termination shall be deemed to exist upon:

(a)          a good faith finding by the Company that (i) Executive has engaged in material dishonesty, willful misconduct, or gross negligence; (ii) Executive has breached or has threatened to breach his Invention, Non-Disclosure, and Non-Solicitation Agreement; or (iii) Executive has materially breached this Agreement, and Executive has failed to cure such conduct or breach within thirty (30) days after his receipt of written notice from the Company of such breach; or

(b)          Executive’s conviction, guilty plea, or entry of nolo contendere to any crime involving moral turpitude, fraud or embezzlement, or any felony.

4.3          Termination By Executive for Good Reason. At the election of Executive, for Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence, without Executive’s written consent, of either of the events or circumstances set forth in clauses (a) or (b) below. In addition, notwithstanding the occurrence of either of the events enumerated in clause (a) or (b), such occurrence shall not be deemed to constitute Good Reason if, within thirty (30) days after the Company’s receipt of written notice from Executive of the occurrence or existence of an event or circumstance enumerated in clauses (a) through (c), such event or circumstance has been remedied by the Company. Executive shall not be deemed to have terminated his employment for Good Reason unless he first delivers a written notice of termination to the Company identifying in reasonable detail the acts or omissions constituting Good Reason within ninety (90) days after their occurrence and the provision of this Agreement relied upon, such acts or omissions are not cured by the Company within thirty (30) days of the receipt of such notice, and Executive actually ends his employment within one-hundred and twenty (120) days after the Company’s failure to cure.

(a)          any other action or omission by the Company which results in a material diminution in Executive’s position, status, offices, titles, authority, responsibilities, or reporting requirements;

(b)          a change by the Company in the location at which Executive performs his principal duties for the Company to a different location that is (i) outside a radius of fifty (50) miles from Executive’s principal residence immediately prior to the date on which such change occurs, or (ii) more than fifty (50) miles from the location at which Executive performed his principal duties for the Company immediately prior to the date on which such change occurs. The Executive’s residence for purposes of this Section 4.3(b) shall be the residence he establishes in the New York City area prior to the end of 2013 pursuant to Section 3.5 ; or

(c)          any material breach by the Company of this Agreement.

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4.4           Death or Disability. Immediately upon Executive’s death or disability. As used in this Agreement, the determination of “disability” shall occur when Executive, due to a physical or mental disability, for a period of 60 consecutive days, or 120 days in the aggregate whether or not consecutive, during any 360-day period, is unable to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both Executive and the Company; provided, that, if Executive and the Company do not agree on a physician, Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

4.5           Termination by Executive Without Good Reason or Termination by the Company Without Cause. At the election of Executive without Good Reason or by the Company without Cause, upon not less than thirty (30) days’ prior written notice to the other party.

5.           Effect of Termination.

5.1           Payments Upon Termination for Any Reason. In the event Executive’s employment is terminated pursuant to Section 4, the Company shall pay to Executive (or his estate or legal representative, if applicable), on the date of his termination of employment with the Company, the compensation and benefits under Sections 3.1, 3.4, 3.5 and 3.6 that are accrued and unpaid through such termination date (including, without limitation, an amount equal to all accrued but unused vacation pay and unreimbursed expenses). Subject to Section 5.5, in the event of termination of Executive’s employment by Executive by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, the Company for Cause pursuant to Section 4.2, by reason of Executive’s death or disability pursuant to Section 4.4, or by Executive without Good Reason pursuant to Section 4.5, Executive shall not receive any compensation or benefits other than as expressly stated in this Section 5.1 and as otherwise required by law.

5.2           Termination by the Company Without Cause, by the Company by Reason of Non-Renewal of Agreement Term, or by Executive for Good Reason. Subject to Section 5.3 below, in addition to the payments and provisions under Section 5.1, in the event of termination of Executive’s employment by the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, by Executive for Good Reason pursuant to Section 4.3, or by the Company without Cause pursuant to Section 4.5, provided that Executive executes a release of claims in a form reasonably satisfactory to the Company and Executive (the “Release”), which Release must be presented to Executive on or before the date of termination and effective and irrevocable prior to the sixty (60th) day following the termination of the Executive's employment, the Company shall provide Executive with the following:

(a)          six (6) months of Executive’s base salary in effect at the time of termination of employment, payable according to the Company’s payroll commencing on the first payroll date following the date the Release is effective and irrevocable, provided, however, that if the sixty (60) day period in which the Release must be effective and irrevocable begins in one taxable year of the Executive and ends in a later taxable year, the payments will commence in the later taxable year; and

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(b)          the Company will, for a period of six (6) months following Executive’s termination from employment, continue Executive’s participation in the Company’s group health plan and dental plan and shall pay that portion of the premiums that the Company paid on behalf of Executive and his dependents during Executive’s employment, provided, however, that if the Company’s health insurance plan and/or dental plan does not permit such continued participation in such plan after Executive’s termination of employment, then the Company shall pay that portion of the premiums associated with COBRA continuation coverage that the Company paid on behalf of Executive and his dependents during Executive’s employment , including any administrative fee, on Executive’s behalf for such twelve-month period; and provided, further, that if Executive becomes employed with another employer during the period in which continued health insurance and/or dental insurance is being provided pursuant to this Section, the Company shall not be required to continue such health and dental benefits, or if applicable, to pay the costs of COBRA, if Executive becomes covered under a health insurance plan of the new employer. (For purposes of this Section 5.2(b), the term “Executive” shall include, to the extent applicable, Executive’s spouse and any of his dependents covered under the Company’s group health plan and/or dental plan prior to his termination of employment).

5.3          Termination in the Event of a Change in Control.

(a)          In addition to the payments and provisions under Section 5.1 but in lieu of, and not in addition to, the payments required pursuant to Section 5.2 above and 5.5 below, in the event Executive’s employment with the Company is terminated by the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, by Executive for Good Reason pursuant to Section 4.3, or by the Company without Cause pursuant to Section 4.5, in any such case, in anticipation of and/or within twelve (12) months following a Change in Control (as defined below), provided that Executive (or his legal representative, if applicable) executes timely a Release and allows it to become binding, Executive shall be entitled to the following:

(i)          a lump sum cash amount equal to twelve (12) months of Executive’s base salary in effect at the time of Executive’s termination, such payment to be made on the first payroll date following the date the Release is effective and irrevocable, provided, however, that if the sixty (60) day period in which the Release must be effective and irrevocable begins in one taxable year of the Executive and ends in a later taxable year, the payment will be made in the later taxable year;

(ii)         for up to twelve (12) months after Executive’s date of termination, the Company shall continue Executive’s participation in the Company’s group health and dental plan and shall pay that portion of the premiums that the Company paid on behalf of Executive and his dependents during Executive’s employment; provided, however, that if the Company’s health insurance plan and/or dental insurance plan does not permit Executive’s continued participation in such plan after his termination of employment, then the Company shall pay that portion of the premiums associated with COBRA continuation coverage that the Company paid on behalf of Executive and his dependents during Executive’s employment, including administrative fees, on Executive’s behalf for so long as COBRA continuation coverage is available, up to twelve (12) months; and provided, further, that if Executive becomes employed with another employer during the period in which continued health insurance and/or dental insurance is being provided pursuant to this Section, the Company shall not be required to continue the relevant benefits, or if applicable, to pay the relevant costs of COBRA, if Executive becomes covered under a health insurance plan and/or dental plan of the new employer. (For purposes of this Section 5.3(a)(ii), the term “Executive” shall include, to the extent applicable, Executive’s spouse and any of his dependents covered under the Company’s group health plan and/or dental plan prior to his termination of employment.)

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(b)          As used herein, “Change in Control” shall occur or be deemed to occur if any of the following events occur:

(i)          any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or

(ii)         any consolidation or merger of the Company (including, without limitation, a triangular merger) where the shareholders of the Company immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the combined voting power of all the outstanding securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

(iii)        a third person, including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (but other than (x) the Company, (y) any employee benefit plan of the Company, or (z) investors purchasing equity securities of the Company pursuant to a financing or a series of financings approved by the Board of Directors of the Company) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of Controlling Securities (as defined below). “Controlling Securities” shall mean securities representing 25% or more of the total number of votes that may be cast for the election of the directors of the Company.

5.4          Effect of Termination on Stock Options and Other Equity Compensation.

(a)          In the event of Executive’s termination by Executive by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, by the Company for Cause pursuant to Section 4.2, or by Executive without Good Reason pursuant to Section 4.5, all unvested stock and stock options granted to Executive before and after the date of this Agreement shall be immediately forfeited upon the effective date of such termination of employment or as otherwise provided in the option agreement; provided, that, Executive shall have ninety (90) days from the date of termination to exercise the vested portion of any stock or stock options, subject to Section 3.3(b) hereof and the 2012 Plan and any amendments thereto as well as any additional stock and/or stock option plans.

(b)          In the event of Executive’s termination by the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, by Executive for Good Reason pursuant to Section 4.3, or by the Company without Cause pursuant to Section 4.5, and provided that Executive (or his legal representative, if applicable) executes timely a Release and allows it to become binding, that number of Executive’s stock and stock options that would otherwise have vested from the effective date of Executive’s termination to the first anniversary of such date shall vest as of the date of the execution of the Release and Executive (or his estate or legal representative, if applicable) shall have one (1) year to exercise the vested portion of such stock or stock options, subject to Section 3.3(b) hereof and the 2012 Plan and any amendments thereto as well as any additional stock and/or stock option plans.

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(c)          In the event Executive’s employment with the Company is terminated by the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 4.1, by Executive for Good Reason pursuant to Section 4.3, or by the Company without Cause pursuant to Section 4.5, in any such case, in anticipation of, on or within twelve (12) months following a Change in Control, in lieu of the acceleration provided for pursuant to Section 5.4(b) above, provided that Executive (or his legal representative, if applicable) executes timely a Release and allows it to become binding, all of Executive’s stock and stock options shall immediately become exercisable with respect to all shares underlying such options and Executive (or his estate or legal representative, if applicable) shall have one (1) year from the date of termination to exercise such stock and/or stock options, subject to Section 3.3(b) hereof and the 2012 Plan and any amendments thereto as well as any additional stock and/or stock option plans.

(d)          In the event Executive’s employment with the Company is terminated by reason of disability pursuant to Section 4.4, and provided that Executive (or his legal representative, if applicable) executes timely a Release and allows it to become binding, all unvested stock and stock options granted to Executive before and after the date of this Agreement shall be immediately forfeited upon the effective date of such termination of employment or as otherwise provided in the option agreement; provided, that, Executive shall have (i) one (1) year from the date of termination to exercise the vested portion of any stock or stock options or such longer exercise period as may be provided for in the applicable stock option plan and (ii) such additional vesting rights as may be provided for in the applicable stock option plan, subject, in each case, to Section 3.3(b) hereof and the 2012 Plan and any amendments thereto as well as any additional stock option plans.

5.5           Limitation on Benefits. The Company will make the payments under this Agreement without regard to whether the deductibility of such payments (or any other payments or benefits) would be limited or precluded by Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and without regard to whether such payments would subject Executive to the federal excise tax levied on certain “excess parachute payments” under Code Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the reduction or elimination of any payment and/or other benefit (including the vesting of the options) under this Agreement, then the amounts payable under this Agreement will be reduced or eliminated as follows, if possible: (i) first, by reducing or eliminating the vesting of that options that occurs as a result of such Change in Control (as provided above) and (ii) second, by reducing or eliminating any cash payments or other benefits (other than the vesting of the options), to the extent necessary to maximize the Total After-Tax Payments. The Company’s independent, certified public accounting firm will determine whether and to what extent payments or vesting under this agreement are required to be reduced in accordance with the preceding sentence. For purposes of this Agreement, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Executive (whether made under the Agreement or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code). The Company agrees to pay for all costs associated with the determination of the payments or vesting required to be reduced andfor the avoidance of doubt, shall not be required to pay any taxes, penalties, interest or other expenses to which Executive may be subject.

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5.6           Withholdings. Payments made under this Section 5 shall be subject to applicable federal, state and local taxes and withholdings.  If the payment of any COBRA or health insurance premiums would otherwise violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

6.          Invention, Non-Disclosure, and Non-Solicitation. As a condition of Executive’s employment, Executive shall execute the Invention, Non-Disclosure, and Non-Solicitation Agreement attached hereto as Exhibit A.

7.          Notices. All notices, requests, consents and other communications hereunder will be in writing, will be addressed, if to the Company, at its principal corporate offices to the attention of the Legal Department, and if to Executive, at his address set forth on the signature page hereto, or in either case, such other address as a party may designate by notice hereunder, or , in the case of Executive, to his current home address, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

8.          Absence of Restrictions. Executive represents and warrants that he is not bound by any employment contracts, restrictive covenants or other restrictions that prevent Executive from entering into employment with, or carrying out his responsibilities for, the Company, or which are in any way inconsistent with any of the terms of this Agreement.

9.          Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement, with the exception of the Invention, Non-Disclosure, and Non-Solicitation Agreement, dated as of the date hereof, by and between the Company and Executive. Notwithstanding the foregoing, the parties to this Agreement acknowledge that stock options and other equity awards may be granted by the Company to Executive under and pursuant to the 2012 Plan and any amendments thereto, as well as any additional plans, and the award agreements related to such plans.

10.         Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

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11.         Governing Law; Consent to Jurisdiction. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York without regard to conflict of law principles. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within the State of New York), and the Company and Executive each consents to the jurisdiction of such a court. The Company and Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

12.         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him. Notwithstanding the foregoing, if Executive dies the compensation and benefits stated in this Agreement will be paid to his beneficiary or to his estate if no beneficiary.

13.         Miscellaneous.

13.1         No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

13.2         Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

13.3         Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

13.4         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be delivered by facsimile, and facsimile signatures shall be treated as original signatures for all applicable purposes.

13.5         Blue Penciling. To the extent that any provision herein or in any plan of nonqualified deferred compensation that this document is a part of contravenes the requirements of Code Section 409A or the regulations thereunder), such provision shall be appropriately modified in accordance with available IRS guidance (including without limitation IRS Notice 2010-6 and related guidance) so that Executive is not subject to the adverse effects of Code Section 409A but will nevertheless retain, to the extent possible, the economic benefit of the provision.

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13.6         Section 409A.

(a)          The payments under this Agreement are intended either to be exempt from Section 409A of the Internal Revenue Code (“Section 409A”) under the short-term deferral, separation pay, or other applicable exception, or to otherwise comply with Section 409A. The parties agree that this Agreement shall be administered in a manner consistent with such intent. For purposes of Section 409A, all payments under this Agreement shall be considered separate payments. If any amount or benefit payable to the Executive under this Agreement upon a “termination of employment” is determined by the Company to constitute a “deferral of compensation” for purposes of Section 409A (after taking into account any applicable exceptions), such amount or benefit shall not be paid or provided until the Executive has also experienced a “separation from service” from the Company within the meaning of Section 409A. Notwithstanding any provision to the contrary, to the extent Executive is considered a specified employee under Section 409A and would be entitled during the six-month period beginning on Executive’s separation from service to a payment that is not otherwise excluded under Section 409A, such payment will not be made until the earlier of the six-month anniversary of Employee’s separation from service or death; provided that the first payment made after the delay shall include all amounts that would have been paid earlier but for such six (6) month delay. At the request of the Executive, the Company shall set aside those payments that would otherwise be made in such six-month period in a trust that is in compliance with Rev. Proc. 92-64.

(b)          If an expense reimbursement or provision of in-kind benefit provided to the Executive under this Agreement is not exempt from Section 409A of the Code, the following rules apply: (i) in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred; (ii) the amount of reimbursable expenses incurred or provision of in-kind benefits in one tax year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other tax year; and (iii) the right to reimbursement for expenses or provision of in-kind benefits is not subject to liquidation or exchange for any other benefit.

(c)          The parties agree to negotiate in good-faith the amendment of this Agreement, as necessary, to avoid any violations of Section 409A in a manner that preserves the original intent of the parties to the extent reasonably possible. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

THE COMPANY:

INTERCEPT PHARMACEUTICALS, INC.

By:	/s/ Mark Pruzanski
	Name:	Mark Pruzanski, MD
	Title:	President and Chief Executive Officer

EXECUTIVE:

By:	/s/ Daniel Regan
Name: Daniel Regan
Address for Notice Purposes:

[Employment Agreement – Daniel Regan]

Schedule 1

•	Work with senior management and the Board on designing and planning implementation of corporate and commercial strategy

•	Work with senior management to create an integrated commercial, clinical and regulatory life cycle management strategy to maximize value of OCA and other products and product candidates in the pipeline

•	Plan, budget and build commercial capability in support of the forecast 2015 launch of OCA for PBC in the US and Europe, recruiting world class employees and retaining consultants and vendors according to plan

•	Develop US and European launch plans, including pricing and market access analyses, for OCA and generate realistic revenue and profitability forecasts across markets

•	Manage to budget and deliver revenue objectives and margin targets, ensuring accurate and timely communication of results

•	Work with senior management to support investor relations, analyst days and financings, as needed

•	Work with senior management to support existing strategic partnerships and to evaluate, develop and support strategic business development, M&A and licensing opportunities

•	Establish relationships with KOLs, patient advocacy groups and other key constituencies, attending industry and scientific meetings and representing the Company

•	Manage customer facing medical affairs personnel during the pre-approval period

•	Manage commercial project management

•	Other duties, responsibilities and/or projects reasonably assigned by the CEO and in line with the CCO position